EXHIBIT 21

SHFL ENTERTAINMENT, INC.
SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation

Shuffle Master International, Inc.	Nevada
SHFL Properties, LLC	Nevada
SHFL International, LLC	Nevada
SHFL Holdings Gibraltar Limited (subsidiaries listed below)	Gibraltar
Shuffle Master Australia Pty Ltd.	Australia
Gaming Products Pty., Ltd.	Australia
VIP Gaming Solutions Pty Limited	Australia
SHFL entertainment Australasia Holdings Pty Limited* (subsidiaries listed below)	Australia
Shuffle Master Holding GmbH (subsidiaries listed below)	Austria
SHFL entertainment Asia Limited*	Macau
SHFL entertainment Mexico*	Mexico
SHFL entertainment Servicios*	Mexico

Stargames Pty Ltd Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
Shuffle Master Australasia Group Pty Ltd	Australia
Stargames Pty Ltd	Australia
Stargames Group Management Pty Limited**	Australia
Stargames Holdings Pty Limited	Australia
Stargames Australia Pty Limited**	Australia
Stargames Investments Pty Limited**	Australia
SHFL entertainment Australasia Pty Limited*	Australia
Precise Craft Pty Limited**	Australia
SHFL entertainment Property Pty Limited*	Australia
Australasia Gaming Industries Pty Limited**	Australia
Stargames Assets Pty Limited**	Australia
SHFL entertainment (NZ) Pty Limited*	New Zealand

SHFL Holdings Gibraltar Limited Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
SHFL entertainment Gibraltar Limited	Gibraltar
SHFL Resources Gibraltar Limited	Gibraltar

Shuffle Master Holding GmbH Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
Shuffle Master Management-Service GmbH	Austria
Shuffle Master GmbH	Austria
Shuffle Master Holding GmbH & Co Finanzierungsberatungs-KG	Austria
Shuffle Master GmbH & Co KG (dba SHFL entertainment) (aka CARD)	Austria
CARD Shuffle Master Investments (Proprietary) Limited	South Africa

*Denotes entity name changed
**Denotes dormant company